Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-22859, 333-10783, 333-10587 and 333-35769 of Dynex Capital, Inc. on Form S-3 and Registration Statement No. 333-32663 of Dynex Capital, Inc. on Form S-8 of our report dated February 12, 2007, appearing in this Annual Report on Form 10-K of Dynex Capital, Inc., for the year ended December 31, 2006.

BDO SEIDMAN LLP

Richmond, Virginia
April 2, 2007